Exhibit 10.27

August 4, 2021

BY HAND & ELECTRONIC DELIVERY

Deya Corzo, M.D.

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of the remainder of your employment with Sigilon Therapeutics, Inc. (the “Company”) and your resignation from your employment with the Company, as follows:

1.	Transition Period and Separation Date.
a)Effective as of August 4, 2021 (the “Transition Date”) through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company on a full-time basis. Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be August 13, 2021. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”.
b)During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company accordance with the terms of those plans. During the Transition Period, you will assist with the transition of your duties and responsibilities to any Company designees and perform such other duties as may be mutually agreed to by you and the Chief Executive Officer of the Company. You will continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time. During the Transition Period, you will not communicate with any third parties on behalf of the Company or in your capacity as an employee of the Company, including vendors and consultants of the Company, without the Chief Executive Officer’s advance approval.
c)The Company may terminate your employment at any time during the Transition Period upon notice to you. If the Company terminates your employment for Cause (as defined in the Company’s Amended and Restated Severance and Change in Control Policy, referred to herein as the “Severance Plan”) or if you voluntarily resign prior to August 13, 2021, you will not be eligible to receive the severance benefits described in Section 3 hereof.
2.Final Salary and Vacation Pay. You will receive, on or before the Company’s next regular payday following the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you earned but had not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.
3.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) and your Continuing Obligations (defined below), and in full consideration of any rights you may have under the employment offer letter agreement between you and the Company, which you signed on September 17, 2018, an executed copy of which is attached hereto as Exhibit B (the “Employment Agreement”):

a)The Company will pay you your salary, at your final base rate of pay (the “Retention Payments”), for a period of three (3) months following the Separation Date (the “Severance Period”). Severance Payments will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of the Release or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date. Such payments shall be made without regard to any other employment or source of income you may receive or be entitled to during the Severance Period.
b)If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will pay you a monthly amount equal to the amount it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees (the “Monthly Premium Payment”), until the earliest of (i) the December 31, 2021, (ii) the date you and your dependents are no longer entitled to coverage under COBRA or Company plans, or (iii) the date you become eligible to receive healthcare coverage from a subsequent employer (the “COBRA Period”). Monthly Premiums Payments will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of this Agreement or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Monthly Premium Payments, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.
4.	Acknowledgement of Full Payment and Withholding.
a)You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company, under the Severance Plan or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.
b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
5.	Status of Employee Benefits, Paid Time Off, Expenses and Equity.
a)Except as otherwise provided in Section 3(b), your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after Separation Date. You will receive information about your COBRA continuation rights under separate cover.

b)Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.
c)Your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date, as set forth on Exhibit C hereto, shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options. All stock options which are unvested as of the Separation Date have been cancelled as of that date, and you agree to return, no later than the effective date of this Agreement, the stock option certificates for all stock options granted you which were unvested on the Separation Date.
6.	Continuing Obligations, Confidentiality and Non-Disparagement.
a)Subject to Section 9(b) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between you and the Company dated as of October 11, 2018, a copy of which is attached hereto as Exhibit D, including without limitation your non- disclosure and non-solicitation obligations set forth therein (collectively, the “Continuing Obligations”), and, in connection with your resignation from your employment, you and the Company acknowledge and agree that such Continuing Obligations are expressly restated herein; provided, however, the Company hereby agrees to waive your compliance with the non-competition obligations set forth in Section 8 of your agreement so long as such activities do not involve an encapsulated cell therapy and so long as you comply with the provisions of this Agreement and your Continuing Obligations (except as expressly waived).
b)Subject to Section 9(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal, financial and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.
c)Subject to Section 9(b) of this Agreement, you agree that you will never disparage or criticize any of the Released Parties (as defined below), the Company, its Affiliates, their business, their management or their products or services. The Company agrees to (A) instruct its directors and senior executives not to, whether in writing or orally, disparage or criticize you and (B) not to disparage or critize you in authorized corporate communications to third parties and will use commercially reasonably efforts to take action to disavow or revoke communications that violate the provisions of the Agreement, if made, and to cause such communications to stop; provided, that nothing herein shall or shall be construed or interpreted to prevent or impair the Company or its directors and senior executives from making public comments, such as in media interviews, which include good faith, candid discussions or acknowledgements regarding the Company’s performance or business. Notwithstanding the foregoing, nothing herein shall prevent either you or any of the Company’s directors and senior executives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.
7.Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Separation Date, any and all documents,

materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the Separation Date. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.
8.Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse you for your time at a reasonable and mutually agreed upon hourly rate and for your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.
9.	General Release and Waiver of Claims.
a)In exchange for the special severance benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through you, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes (each as amended from time to time) of the state or states in which you have provided services to the Company or any of its Affiliates, and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims. Notwithstanding the provisions hereof, this release does not extend to any rights to indemnification you may have against claims by third parties (a) to the extent that such claims are covered by the Company’s Directors and Officers Liability Insurance naming you as a beneficiary, or (b) to the extent that you are entitled to indemnification under the laws of the Commonwealth of Massachusetts or the Company’s By-laws.
b)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.
c)This Agreement, including the general release and waiver of claims set forth in Section 9(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(b) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.
d)You agree to sign the Release by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date). You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above.
10.	Miscellaneous.
a)This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, and your rights and obligations with respect to your vested stock options, all of which shall remain in full force and effect in accordance with their terms.
b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or such officer’s expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
c)The purpose of this Agreement is to allow for continued cooperation and an an amicable separation; however, the obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued performance in all material respects of your obligations under this Agreement and of the Continuing Obligations.
d)This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.
e)If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it. You may revoke this Agreement at any time during the seven (7) business-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7) business-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) business day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

Sigilon Therapeutics, Inc.

By: /s/ Rogerio Vivaldi Coelho

Rogerio Vivaldi Coelho, M.D., MBA

President and Chief Executive Officer

Accepted and agreed:

Signature: /s/ Deya Corzo, M.D.

Date: 8/5/021

Exhibit A

Post-Employment General Release and Waiver of Claims

[OMITTED]

Exhibit B

Employment Agreement

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Exhibit C

Statement of Account

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Exhibit D

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

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